Exhibit 10.1

Consulting Services Agreement

This Consulting Services Agreement (“Agreement”) is made and entered into as of June 7th, 2024 by and between Renalytix AI, Inc. (the “Company”), and the undersigned individual (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.
Services and Compensation. Consultant will perform for the Company the services requested by the Company, including the duties and tasks described in Exhibit A (“Services”). Consultant agrees to devote such time to these duties as set forth on Exhibit A and as the Company and Consultant reasonably agree from time to time. In addition, from time to time, the Company may ask Consultant to work with and at the direction of the Company’s legal counsel in order to provide assistance to them on certain legal matters. It is the Company’s intention that such work be covered by the attorney-client privilege to the maximum extent permitted by law, and Consultant agrees to cooperate with the Company in all reasonable respects in such matters.

Only Consultant will provide the Services. Consultant acknowledges and agrees that the Company entered into this Agreement to retain the Consultant to perform the Services personally. Services are unique to the Company and the Company has determined that the Consultant is exceptionally qualified to perform them by virtue of Consultant’s education, training and experience, and the Services are not to be performed by other individuals without the written consent of the Company.

The Company will pay Consultant the compensation set forth in Exhibit A as sole compensation for the performance of the Services. The parties intend to establish an independent contractor relationship. Consultant will not participate in any of the Company’s employee benefit plans or perquisites. Consultant further disclaims any intention or right to participate in any of the Company’s employee benefit plans or perquisites even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee.

2.
Confidentiality.
(a)
“Confidential Information” means all trade secrets and confidential or proprietary information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (i) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (ii) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

(b)
Consultant will not, at any time, without the Company’s prior written permission, either during or after the term of this Agreement, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. Consultant will cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Consultant will deliver to the Company all copies of Confidential Information in Consultant’s possession or control upon the earlier of a request by the Company or termination of this Agreement for any reason. During the term of this Agreement, Consultant will not, without the Company’s prior written approval, directly or indirectly disclose to anyone the existence or terms of this Agreement or the fact that Consultant has this arrangement with the Company.

(c)
Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information. Consultant agrees to be bound by the terms of such agreements in the event Consultant has access to such Confidential Information.

3.
Prior Agreements. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.
4.
Developments. Consultant will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, ideas, products, processes, algorithms, databases, computer programs, formulae, techniques, know- how, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Consultant for the Company (alone or jointly with others) or under Consultant’s direction in work performed for the Company during the term of this Agreement. Consultant acknowledges that all work performed by Consultant is on a “work for hire” basis, and

Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all Consultant’s right, title and interest in all Developments that (a) relate to the business of the Company or any customer of the Company or any of the products or services being researched, developed, manufactured, performed or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to Consultant by the Company and/or the Services; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, service marks and service mark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, Consultant has set forth on Exhibit B attached hereto a complete list of Developments that Consultant has, alone or jointly with others, conceived, developed or reduced to practice prior to the date of this Agreement that Consultant considers to be Consultant’s property or the property of third parties and that Consultant wishes to have excluded from the scope of this Agreement. Consultant has also listed on Exhibit B all patents and patent applications in existence as of the date of this Agreement in which Consultant is named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, Consultant represents that there are no such Developments or Other Patent Rights. If Consultant incorporates any Development listed on Exhibit B or any other development that Consultant has, alone or jointly with others, conceived, developed or reduced to practice prior to the date of this Agreement that Consultant considers to be Consultant’s property or the property of third parties and that Consultant wishes to have excluded from the scope of this Agreement (collectively, “Pre-Existing Developments”) into a Company-Related Development or any Company product, service, process or machine or other work done for the Company, or the use of a Pre-Existing Development is otherwise necessary to operate, support or maintain any Company-Related Development or any Company product, service, process or machine or other work done for the Company, Consultant hereby grants the Company and its affiliates a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license (with the full right to sublicense directly, or indirectly through multiple tiers) to (a) copy, distribute, display, perform, and create derivative works of the Pre-Existing Developments, in whole or in part; and (b) use or otherwise practice the Pre-Existing Developments, in whole or in part, including without limitation, the right and license to develop, manufacture, have manufactured, market, promote, sell, have sold, offer for sale, have offered for sale, import, have imported, rent, provide and/or lease products or services which practice or embody, or are configured for use in practicing, the Pre-Existing Developments and the right to practice any method covered by or included in the Pre-Existing Developments. Notwithstanding the foregoing, Consultant will not incorporate, or permit to be incorporated, Pre-Existing Developments in any Company-Related Development or any Company product, service, process or machine or other work done for the Company without the Company’s prior written consent. Consultant agrees that it will not incorporate into any Company product or otherwise deliver to the Company any software code licensed under the GNU GPL or LGPL or any other license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing, or distribution of such Company product or any source code owned or licensed by the Company.

This Agreement does not obligate Consultant to assign to the Company any Development that is developed entirely on Consultant’s own time and does not relate to the business efforts or research and development efforts in which, during the term of this Agreement, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, Consultant will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. Consultant understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by a consultant, this Section 4 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Consultant also hereby waives all claims to any moral rights or other special rights which Consultant may have or accrue in any Company-Related Developments.

5.
Enforcement of IP Rights. Consultant will cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in, to or that claim or cover Company-Related Developments. Consultant will sign, both during and after the term of this

Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure Consultant’s signature on any such papers, Consultant hereby irrevocably designates and appoints each current and future officer of the Company as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

6.
Documents and Other Materials. Consultant will keep and maintain adequate and current records of all Confidential Information and Company-Related Developments developed by Consultant during the term of this Agreement, which records will be available to and remain the sole property of the Company at all times.

All Developments, files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Confidential Information, whether created by Consultant or others, which come into Consultant’s custody or possession, are the exclusive property of the Company to be used by Consultant only in the performance of the Services. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of this Agreement for any reason, Consultant will promptly deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Confidential Information, and other materials of any nature pertaining to the Confidential Information of the Company and to the Service, and will not take or keep in Consultant’s possession any of the foregoing or any copies.

Consultant agrees that Consultant will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports will be considered time devoted to the performance of Consultant’s Services.

7.
Avoidance of Conflict of Interest. Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from fully complying with the provisions hereof, and further certifies that Consultant will not enter into such conflicting agreement during the term of this Agreement. Consultant will advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest. Consultant will take action to resolve any conflict or appearance of conflict. Consultant further represents and warrants that it has full power and authority to enter into this Agreement and perform its obligations hereunder.

8.
Non-Solicitation. In view of Consultant’s access to the Company’s trade secrets, Confidential Information, proprietary know-how, and knowledge of the Company resulting from Consultant’s relationship with the Company hereunder, Consultant further agrees that Consultant will not, directly or indirectly, in any manner, other than for the benefit of the Company or without the Company’s prior written consent, during the term of this Agreement and for a period of twelve (12) months after the termination or expiration of this Agreement, regardless of reason (the “Restricted Period”):

(a)
Offer to hire, induce or attempt to induce any officer, employee or agent of the Company or any of its affiliates or subsidiaries to discontinue his or her relationship with the Company or any of its affiliates or subsidiaries; or
(b)
Directly or indirectly solicit, or attempt to solicit, any employee of the Company; or
(c)
(i) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (ii) solicit, entice or attempt to persuade any other consultant of the Company to leave the services of the Company for any reason.

Consultant acknowledges and agrees that if Consultant violates any of the provisions of this Section 8, the running of the Restricted Period will be extended by the time during which Consultant engages in such violation(s).

Consultant agrees that the restrictions imposed by the provisions of this covenant are fair and reasonable and are reasonably required for the protection of the Company. If the provisions relating to the geographic or substantive scope of the restriction or the time period of the restriction exceed the maximum areas or period of time which a court or competent jurisdiction would enforce, the parties agree that the areas and time period will be deemed to be the maximum areas or time period which a court of competent jurisdiction would enforce in any state in which such court will be convened.

9.
Representations and Warranties. Consultant understands that the Company respects proprietary rights and does not desire to acquire from Consultant any intellectual property or confidential information of third parties. Consultant represents and warrants to Company that (a) Consultant is not under any pre-existing obligation inconsistent with the terms of this Agreement, and (b) the Services to be performed under this Agreement and the results thereof (including without limitation any Company-Related Development) will be Consultant’s original work, free and clear of any claims or encumbrances of any kind.

10.
Term. This Agreement will commence on the date first written above, and will continue until the earlier to occur of: (a) Consultant terminates Services providing a 3 months’ notice or (b) termination of Consultant by the Company with 3 months’ notice.

11.
Termination. Any such notice will be addressed to Consultant at the address shown below or such other address as Consultant of which Company may notify Consultant. The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

Upon such termination all rights and duties of the parties toward each other will cease except the Company will be obliged to pay all amounts owing to Consultant for Services actually performed and reimbursable expenses actually incurred prior to termination, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

The following Sections will survive expiration or termination of this Agreement: 2 through 7 (inclusive), 8 (for the period specified), 9, 11, and 14 through 21 (inclusive).

12.
Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may not assign any or all of its rights and obligations under this Agreement without Consultant’s written consent, not to be unreasonably withheld, to any affiliate or to another third party affiliate by way of merger, acquisition, consolidation, or sale or transfer of all or substantially all of the Company’s assets or capital stock. Any attempted assignment, delegation or transfer by a third party hereto in violation hereof will be null and void. Subject to the foregoing, this Agreement will be binding on the parties and their successors and assigns.

13.
Independent Contractor; No Agency. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant will perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon and that he will not be eligible for any employee benefits (nor does he desire any of them) and expressly waives any entitlement to such benefits. Consultant acknowledges and agrees that he will use his own discretion in performing the tasks assigned, within the scope of work specified by the Company. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (a) to pay withholding taxes or similar items or (b) resulting from Consultant’s being determined not to be an independent contractor. Except insofar as it would preclude the Consultant from providing the Services under this Agreement or violate Section 7 hereof, Consultant is free to perform services for any other person. Consultant further acknowledges and agrees to the following:

(a)
While providing Services, Consultant is, and will at all times be and remain, an independent contractor;
(b)
Nothing in this Agreement or otherwise will be construed as identifying Consultant as an employee, agent or legal representative of the Company or any of Company’s related or affiliated entities during the term for any purpose whatsoever;
(c)
Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in writing by the Company;
(d)
While Consultant will receive instruction on the objects and goals for which Consultant is responsible, the Company has no right to control the manner in which Consultant performs Services under this Agreement and Consultant is free to perform Services in the manner Consultant deems fit and in accordance with recognized standards for such services; and
(e)
If, at any time, Consultant’s status with the Company as an independent contractor changes or if Consultant’s employment changes or Consultant is ever deemed to be an employee of the Company, each of the covenants set forth above and this Agreement remain in full force and effect in its entirety until and unless it is replaced with a subsequent and superseding agreement.
14.
Equitable Relief. Consultant and the Company agree that it would be impossible or inadequate to measure and calculate either party’s damages from any breach by either party of this Agreement. Accordingly, Consultant and the Company agree that if either party breaches this Agreement, the other party will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of this Agreement. Consultant and the Company further agree that no bond or other security will be required in obtaining such equitable relief and Consultant and the Company, hereby consent to the issuances of such injunction and to the ordering of such specific performance.

15.
Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect. In such event, the parties will negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

16.
Amendment. This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought.

17.
Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same will be binding upon either party hereto unless in a written document which expressly refers to this Agreement and which is signed by the party to be bound thereby.

18.
Governing Law and Personal Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of Utah, without reference to its principles of conflict of laws. Consultant hereby agrees to consent to personal jurisdiction of the state and federal courts situated withinUtah, for purposes of enforcing this Agreement, and waive any objection that Consultant might have to personal jurisdiction or venue in those courts.
19.
Notices. Any notice hereby required or permitted to be given will be sufficiently given if in writing and delivered in person,

by facsimile transmission, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, to either party at the address of such party or such other address as will have been designated by written notice by such party to the other party.

Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) on the day when delivered in person, (ii) on the first business day of or after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified if sent by facsimile, (iii) on the first business day of or after the date of receipt by the party notified if sent by electronic mail, (iv) on the first business day after deposited with a nationally recognized overnight delivery service, or (v) on the third business day after the day on which such notice was mailed in accordance with this Section.

Any notice or report required or permitted by this Agreement will be deemed given if delivered personally or if sent by either party to the other by certified or registered first class mail, return receipt requested and postage prepaid, at such other party’s principal place of business at the address set forth on the signature page hereof or such other address as either party may specify in writing. If by mail, delivery will be deemed effective three (3) business days after mailing in accordance with the above provisions.

20.
No Waiver. No waiver of any term or condition of this Agreement will be valid or binding on either party unless the same will have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

21.
Counterparts. This agreement may be signed in one or more counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Consulting Services Agreement as of the day and year first above written.

CONSULTANT RENALYTIX AI, INC.

/s/ Joel R Jung /s/ James McCullough .

Joel R. Jung James McCullough

Chief Executive Officer

Date : June 7, 2024 Date : June 7, 2024

EXHIBIT A

SERVICES AND COMPENSATION

1.
Services. Consultant will render to the Company all services needed to operate as the Chief Financial Officer. Consultant will be responsible for all other duties as requested by the Chief Executive Officer.

2.
Compensation.

(a)The Company will pay Consultant $8,000.00 per month during the term of this Agreement, payable on a monthly basis in arrears. It is anticipated that Consultant will devote an average of 20 hours per week towards work on behalf of the Company during the term of this Agreement. A weekly record of time and tasks must be maintained by Consultant and presented to Company in monthly invoices to be payable.

(b)The Company will reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement, provided Consultant receives prior written consent from an authorized agent of the Company prior to incurring such expenses.

(c)Consultant will submit all statements for expenses in a form prescribed by the Company and such statements will be approved by the contact person listed above.

(d)Consultant is granted options for 60,000 common shares, currently traded on the London (AIM) market under ticker RENX. 1/4th of the total number of Shares under Option shall vest three months after the Vesting Commencement Date, and 1/9th of the remaining number of Shares under Option shall vest monthly thereafter, subject to Participant remaining continuously a Service Provider as of each such date, save that the Option shall vest and be exercisable in full in connection with a Change in Control.

EXHIBIT B

PRE-EXISTING DEVELOPMENTS

The following is a complete list of all Developments that have been created, made, conceived or first reduced to practice by Consultant (alone or jointly with others) or under Consultant’s direction prior to Consultant’s engagement by the Company:

X No inventions or improvements

 See below:

 Additional sheets attached

The following is a list of all patents and patent applications in which Consultant has been named as an inventor:

X None

 See below:

Refer to prior signed agreement